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                                                                    EXHIBIT 23.6

                          CONSENT OF FINANCIAL ADVISOR

     We hereby consent to the use in this Registration Statement on Form S-4 of our letter to the Board of Directors of American Federal Bank, F.S.B., included as Appendix B to the Joint Proxy Statement-Prospectus that is a part of this Registration Statement, and to the references to such letters and to our firm in such Joint Proxy Statement-Prospectus. In giving such consent we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

                                         WHEAT, FIRST SECURITIES, INC.

Richmond, Virginia
Date: